Exhibit 10.1

EXECUTION COPY

CONSULTING SERVICES AGREEMENT

BETWEEN

BKEP PIPELINE, L.L.C.

AND

VITOL MIDSTREAM LLC

Effective:  July 1, 2011

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made and entered on August 17, 2011, to be effective as of July 1, 2011 (the “Effective Date”), by and between Vitol Midstream LLC (“Owner”) and BKEP Pipeline, L.L.C. (“BKEP”).  Owner and BKEP are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Owner owns certain real property in Midland, Texas, as more particularly described on Exhibit G (the “Midland Site”) and desires to construct an oil storage facility on such real property;

WHEREAS, contemporaneously herewith, the Parties have entered into that certain Operating and Maintenance Agreement, effective as of July 1, 2011 (the “Operating Agreement”), pursuant to which BKEP shall provide to Owner certain services with respect to the operation of the Terminal (as defined below), all as more fully set forth therein;

WHEREAS, Owner desires to engage BKEP to provide certain consultation services in connection with the design and installation of certain crude oil assets and equipment on the Midland Site (the “Project”) and the pipeline connections to the Midland Site, as more particularly described in Exhibit A; and

WHEREAS, the Parties wish to set forth the terms and conditions of the services to be performed by BKEP hereunder;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and of other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Owner and BKEP hereby covenant and agree as follows:
ARTICLE 1
DEFINITIONS; EXHIBITS

1.1   Definitions.  For purposes of this Agreement, including the foregoing recitals and all Exhibits attached hereto, capitalized terms used herein and not otherwise defined shall have the meanings set forth below:

“Affiliate” shall mean, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person.  For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.  For purposes of this Agreement, (i) Vitol and its affiliates shall not be deemed to be Affiliates of Blueknight Energy Partners, L.P., Blueknight Energy Partners G.P., L.L.C. and any of their respective subsidiaries (including BKEP) and (ii) Blueknight Energy Partners, L.P., Blueknight Energy Partners G.P., L.L.C. and any of their respective subsidiaries (including BKEP) shall not be deemed to be Affiliates of Vitol.

“Agreement” or “this Agreement” shall mean this Consulting Services Agreement, as may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including any Exhibits hereto.

“Applicable Laws” shall mean (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority or (iii) any applicable license, permit or compliance requirement applicable to either Party, including Environmental Laws.

“Assets & Equipment” shall mean the storage tanks, pipelines, truck unloading facilities, and related equipment and improvements to be constructed by Owner on the Midland Site and all other equipment owned by Owner and located on the Midland Site, and all pipelines constructed by Owner to/from the Midland Site, as more specifically set forth on Exhibit A.

“BKEP” shall have the meaning described in the preamble of this Agreement.

“BKEP Damages” shall mean any injury to or death of an employee of BKEP or of any employee of any subsidiary, Affiliate, contractor of subcontractor of BKEP or any damage, loss, or destruction of any property of BKEP or to the property of any subsidiary, Affiliate, contractor or subcontractor of BKEP, or of any of their respective employees.

“BKEP Indemnitees” shall have the meaning described in Section 8.1.

“BKEP Standards” shall mean the permitting, engineering, construction, environmental, safety, security and health (“ESSH”), operations, maintenance, labor and employment and other standards utilized by BKEP in connection with its terminal operations and terminal, tanks and pipeline construction.

“Business Day” shall mean a day on which banks are open for general commercial business in New York, New York.

“Change” shall have the meaning described in Section 9.1.

“Change Agreement” shall mean the written agreement of the Parties respecting any Change in the Consulting Services in the form attached hereto as Exhibit C, including, without limitation, any change to the Final Acceptance Date.

“Change Request” shall have the meaning described in Section 9.2.

“Claim Notice” shall have the meaning described in Section 8.3.

“Construction Services” shall mean (i) the design, engineering, permitting, construction, testing, and commissioning of the Assets & Equipment and all necessary ancillary facilities, including obtaining all supplies and services deemed necessary or incidental in connection therewith (all of which shall be performed by Contracted Third Parties), and (ii) any additional related services with respect to connecting the Assets & Equipment to pipelines and other facilities for the receipt and delivery of crude oil to and from the Assets & Equipment, all of which shall be performed by Contracted Third Parties.

“Consultant” shall have the meaning described in Article 7.

“Consulting Services” means the services described in Exhibit D, as those services may be modified by any Change Agreement.

“Contracted Third Parties” shall mean contractors and subcontractors that have contracted with Owner to perform any portion of the Construction Services.

“CT” shall mean the prevailing time in the Central Time zone.

“Defect” shall mean any material noncompliance of the Assets & Equipment, or portions thereof, to the specifications described in Exhibit A, as amended by any Change Agreement(s).

“Defaulting Party” shall have the meaning described in Section 10.2.

“Effective Date” shall have the meaning described in the preamble of this Agreement.

“Environmental Law” shall mean any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“Event of Default” shall have the meaning described in Section 10.1.

“Fee” shall have the meaning described in Section 5.1.

“Final Acceptance Date” shall mean that date that the Assets & Equipment have successfully completed the testing and commissioning procedures set forth in Exhibit D and are completed and ready for commercial service.

“Force Majeure” shall have the meaning described in Article 4.

“GAAP” shall mean generally accepted accounting practices as in effect in the United States from time to time.

“Good Industry Practice” shall mean the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected from a good and prudent crude oil terminal operator and constructor in the United States, engaged in the same type of undertaking under the same or similar circumstances.

“Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, or any state or political subdivision thereof, and including any governmental, quasi-governmental or regulating body, or any such Person having jurisdiction.

“Indemnified Party” shall have the meaning described in Section 8.3.

“Indemnifying Party” shall have the meaning described in Section 8.3.

“Indemnity Claim” shall have the meaning described in Section 8.3.

“Liability” shall mean any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements).  The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any Person or Governmental Authority.

“Midland Site” shall have the meaning described in the recitals of this Agreement.

“Operating Agreement” shall have the meaning described in the recitals of this Agreement.

“Owner” shall have the meaning described in the preamble of this Agreement.

“Owner Damages” shall mean any injury to or death of an employee of Owner or of any employee of any subsidiary, Affiliate, contractor of subcontractor of Owner (including any Contracted Third Party) or any damage, loss, or destruction of any property of Owner or to the property of any subsidiary, Affiliate, contractor or subcontractor of Owner (including any Contracted Third Party), or of any of their respective employees.

“Owner Delay” shall have the meaning described in Article 4.

“Owner Indemnities” shall have the meaning described in Section 8.2.

“Party” and “Parties” shall have the meanings described in the preamble of this Agreement.

“Performing Party” shall have the meaning described in Section 10.2.

“Person” shall mean an individual, corporation, limited or general partnership, limited liability company, joint venture, trust, trustee, unincorporated organization, any other legal entity, government, or governmental agency.

“Project” shall have the meaning set forth in the recitals of this Agreement.

“Project Cost Estimate” shall mean the estimated total cost of the Assets & Equipment as described in Exhibit B, (expressed by expense categories and including an estimate of the amounts payable to BKEP in accordance with Section 5.1), as that estimated total cost may be modified by any Change Agreement.

“Project Invoice” means any invoice issued with respect to the Construction Services.

“Regulatory Approvals” shall mean all permits, licenses, approvals, and authorizations required to be obtained from any Governmental Authority for the construction of the Assets & Equipment.

“SCADA” shall mean Supervisory Control and Data Acquisition system.

“Terminal” shall have the meaning set forth in the Operating Agreement.

1.2   Exhibits.  The following Exhibits are attached hereto and incorporated herein for all purposes:

Exhibit A	-	Assets & Equipment
Exhibit B	-	Project Cost Estimate
Exhibit C	-	Form of Change Agreement
Exhibit D	-	Consulting Services
Exhibit D-1	-	Regulatory Approvals
Exhibit E	-	Testing and Commissioning Procedures
Exhibit F	-	Required Insurance
Exhibit G	-	Description of Midland Site

1.3   Interpretation.

(a)
All references in this Agreement to Exhibits, Articles and Sections refer to the corresponding Exhibits, Articles and Sections of or to this Agreement, unless expressly provided otherwise.  All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(b)	All Exhibits to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)
Unless expressly provided otherwise, the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section.  The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur.  The word “including” as used herein means “including without limitation” and does not limit the preceding words or terms.

(d)
The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

(e)	Reference to the singular includes a reference to the plural and vice versa.

(f)	References to all dollars in any form shall be a reference to the lawful currency from time to time of the United States of America.

(g)
Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)	References to a Person shall include that Person’s successors and permitted assigns, and words denoting natural persons shall include any other Person.

  ARTICLE 2
  DESCRIPTION OF ASSETS & EQUIPMENT

2.1           Consulting Services Scope.  BKEP will provide the Consulting Services only with respect to the Assets & Equipment.

2.2.          Design, Engineering, and Construction.  BKEP shall coordinate and supervise the design, engineering and construction of the Assets & Equipment, such coordination and supervision services shall be deemed to be “Consulting Services” for the purposes of this Agreement.  BKEP will advise and consult with Owner as to all Construction Services, and based on such advice and consultations, Owner will contract with Contracted Third Parties for the Construction Services, it being understood that such advice and consultation shall be deemed to be a “Consulting Service” for the purposes of this Agreement.  BKEP shall have no authority to enter into any contract with any Contracted Third Parties, and BKEP shall have no liability under or with respect to any contracts entered into between Owner and Contracted Third Parties.

2.3           Location.  BKEP will advise, and consult with Owner with respect to the location of the Assets & Equipment on the Midland Site, with Owner having the final right of approval as to the location of the Assets & Equipment, it being understood that such advice shall be deemed to be a “Consulting Service” for the purposes of this Agreement

ARTICLE 3
BKEP’S RIGHTS AND RESPONSIBILITIES

3.1           Reporting & Monitoring.  BKEP shall be responsible for advising Owner with regard to, and providing on-site monitoring of, the Construction Services in accordance with Good Industry Practices and consistent with the terms of this Agreement.  In order that Owner may be kept currently informed of all Construction Services, BKEP shall submit progress reports in accordance with the provisions of Section 6.1 and shall have regular meetings with Owner regarding all aspects of the Construction Services and shall cooperate with Owner’s Consultant(s).

3.2           Consulting Services.  BKEP shall perform the Consulting Services for the benefit of Owner.  Owner shall pay and discharge promptly all Project Invoices, except to the extent that it disputes the validity of a Project Invoice.  In no event shall BKEP have any liability or obligation to Contracted Third Parties with respect to a Project Invoice.  Any dispute regarding a Project Invoice shall be resolved by Owner directly with the Contracted Third Party (with such assistance from BKEP as Owner reasonably requests, such assistance shall be deemed to be a “Consulting Service” for the purposes of this Agreement).  Unless otherwise required by Applicable Laws, any and all easements, rights-of-way, leases, licenses, and Regulatory Approvals acquired in connection with the construction of the Terminal shall be acquired in Owner’s name.  As a Consulting Service, BKEP shall use commercially reasonable efforts to obtain and maintain, or cause to be obtained and maintained, all material Regulatory Approvals, as may be required from time to time under Applicable Laws with respect to the Construction Services.

3.3           Records.  BKEP shall compile and maintain full and accurate records (including cost records and supporting documentation) relating to the Consulting Services, such compilation and maintenance of records shall be deemed to be a “Consulting Service” for the purposes of this Agreement.  If during the term of this Agreement BKEP receives any records or documents pertaining to the Construction Services from Owner or any Contracted Third Party, BKEP shall also maintain such records on Owner’s behalf.  BKEP shall use all reasonable commercial efforts to cause each Contracted Third Party to provide BKEP with complete documentation pertaining to work performed by such Contracted Third Party as if such Contracted Third Party had been contracted by BKEP to perform such work for and on account of BKEP.  Owner shall use all reasonable commercial efforts to cause each Contracted Third Party to comply with documentation and record production as reasonably required by BKEP.  On reasonable advance notice to BKEP, Owner may have access to such records at BKEP’s offices during normal business hours; provided that, the review or inspection of such records shall not unreasonably interfere with the operations of BKEP or the Consulting Services.  BKEP shall maintain all such documents and records for so long as BKEP operates the Assets & Equipment pursuant to the Operating Agreement.  If BKEP operates the Assets & Equipment, a copy of all records in BKEP’s possession pertaining to the Consulting Services and the Construction Services will remain at BKEP’s offices.  If BKEP ceases to operate the Assets & Equipment, BKEP shall no longer maintain such records and in such event shall promptly deliver the originals of such records to Owner.  All such records shall be the property of Owner for so long as Owner owns the Assets & Equipment.  Notwithstanding anything in this Agreement to the contrary, prior to the destruction of any documents retained by BKEP on Owner’s behalf pursuant to this Section 3.3, BKEP shall notify Owner and provide Owner reasonable opportunity to claim such documents prior to destruction.

3.4           Standard of Care.  BKEP shall perform all Consulting Services in accordance with Good Industry Practices.

3.5           Contracted Third Parties.  The Parties recognize that the engineering and design services for the Assets & Equipment shall be provided by Contracted Third Parties and that additional Contracted Third Parties will perform the construction and installation of various Assets & Equipment.  BKEP shall use commercially reasonable efforts to require that the Contracted Third Parties perform in accordance with Good Industry Practices and comply with the guarantees and quality assurances set forth in the applicable agreements between Owner and the Contracted Third Parties with respect to the machinery, equipment, workmanship, and materials used or installed as part of the Assets & Equipment.  No inspection or other action by Owner or BKEP is intended to release any Contracted Third Party from its duty to perform its portion of the Construction Services, nor is it intended that any such inspection or other action or lack thereof shall release any Contracted Third Party from any warranty or guarantee that it may have given in respect of its portion of the Construction Services.  BKEP shall have the right to refuse access to any contractors, vendors or Contracted Third Parties that fail to comply with the BKEP Standards.

ARTICLE 4
TERM

Subject to Article 11 hereof, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the Final Acceptance Date; provided that, in no event shall the Final Acceptance Date be later than July 1, 2012, which date shall be extended one day for each day of Force Majeure (as defined below) and/or Owner Delay (as defined below).  If the Final Acceptance Date does not occur on or before July 1, 2012, then either Party may terminate this Agreement.  “Force Majeure” shall mean (i) strikes, lockouts or other industrial disputes or disturbances; (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage; (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing issued by any Governmental Authority which necessitate the precautionary shut-down of the construction of pipelines, terminals, tanks or other related facilities, floods, washouts, freezing of construction machinery or equipment, inclement weather that necessitates extraordinary measures and expense to construct facilities, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water; (iv) arrests and restraints of, or other interference or restrictions imposed by, governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; or (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants or facilities or any other causes, whether of the kind enumerated above or otherwise, which, in the case of this clause (v), (A) were not reasonably foreseeable, (B) are not within the control of BKEP and (C) by the exercise of reasonable due diligence (not requiring any expense) BKEP is unable to prevent or overcome.  Such term will likewise include, in those instances where a Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable it to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses.  If a Party is claiming a delay of its obligations under this Agreement pursuant to this Article 4, any of the above listed events or circumstances will constitute a Force Majeure upon the first occurrence of the event or circumstance.  “Owner Delay” shall mean any and all delays resulting from (i) Owner’s inability or failure to timely perform its obligations under this Agreement; (ii) any delays caused by the failure of any Contracted Third Party to timely perform its obligations under its agreement between Owner and such Contracted Third Party; and (iii) any delays caused by any Changes.

ARTICLE 5
FEE FOR CONSULTING SERVICES

5.1           Fee.  Compensation for BKEP’s services provided under this Agreement (whether before or after the Effective Date) shall be fixed at a total fee of $600,000 (the “Fee”).

5.2           Fee Payable in Monthly Installments.  The Fee shall be payable by Owner in 12 equal monthly installments of $50,000.

5.3           Invoices and Payment of Fee.  Owner shall make the first installment payment owed hereunder within ten (10) days after the Effective Date and shall make each remaining monthly installment payment by the tenth (10th) day of the month for which the installment payment is due; provided, however, if a payment due date falls on a non-Business Day, then the payment shall be due on the preceding Business Day.  If the Final Acceptance Date occurs before Owner has made all of the monthly installments required by Section 5.2, then the final outstanding balance of the Fee shall be paid by Owner on the Final Acceptance Date.

5.4           Interest.  All payments under this Agreement not paid by the due date as defined herein shall accrue interest on the amount not paid at the lower of (i) one hundred twenty-five percent (125%) of the Prime Rate and (ii) the highest rate of interest permitted under Applicable Law, such interest to be calculated from the due date until the date of payment.  For purposes hereof “Prime Rate” shall mean The Wall Street Journal Prime Rate as published from time to time in the Money Rates section of The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.

5.5           Fees of Contracted Third Parties and Other Third Party Expenses.  BKEP shall timely forward to Owner all invoices received from Contracted Third Parties in connection with the Construction Services.  Owner shall directly pay the Contracted Third Parties in accordance with the terms of such invoices (unless subject to a good faith dispute).  Owner shall reimburse BKEP for actual out-of-pocket expenses incurred by BKEP on Owner’s behalf, which BKEP incurred in the course of its obligations hereunder, such as: engineering fees, cost of inspection services, cost of survey work, permitting fees and right-of-way payments.  Notwithstanding the foregoing, BKEP shall obtain Owner’s prior consent for any expenditure in excess of $25,000.  Owner shall pay BKEP such expenses within fifteen (15) days after Owner’s receipt from BKEP of an invoice and supporting documentation.

ARTICLE 6
PROGRESS REPORTS

6.1           Monthly Report.  Each month from the Effective Date of this Agreement until the Final Acceptance Date, BKEP shall provide Owner and any Consultant with a written progress report describing current details and progress of all Construction Services in such form and content as Owner may reasonably require, and in any event consistent with Exhibit D and Good Industry Practices, the preparation and delivery of such progress reports shall be deemed to be “Consulting Services” for the purposes of this Agreement.  To the extent reasonably practicable, the monthly report for a given month shall be submitted to Owner and any Consultant on or before the seventh (7th) working day of the following month.

6.2           Regular Meetings.  Owner and/or any Consultant and BKEP shall have regular monthly meetings and each Party shall have the right, but not the obligation, to request additional periodic meetings at such times and places that are mutually agreeable, it being understood that BKEP’s attendance at such meetings shall be deemed to be a “Consulting Service” for the purposes of this Agreement.  In addition, the Parties shall hold such special meetings as either Party may request (but in no event more frequently than once each week unless otherwise mutually agreed) to review the progress of the Construction Services to date and take up such other matters relating thereto as may be necessary or appropriate.  If the Parties are unable to mutually agree upon a time for a meeting, then either Party may call a meeting upon three (3) Business Day’s prior written notice.  In the event the Parties are unable to mutually agree upon a place for a meeting, the meeting shall be held at Owner’s offices in Houston, Texas.

ARTICLE 7
THIRD PARTY CONSULTANT

Owner shall have the right at its option (after consultation with BKEP to assure that BKEP has no reasonable objection to his or her appointment) to appoint one or more independent, third-party consultants, including without limitation, consultants of Owner’s construction lender (“Consultant”) to review and monitor on behalf of Owner all aspects of the Construction Services and advise Owner regarding whether BKEP’s performance of the Consulting Services is in compliance with its obligations pursuant to this Agreement.  Without limiting the foregoing, BKEP shall simultaneously provide the Consultant(s) with a copy of all reports when the same are submitted to Owner and any Consultant will be entitled to attend any meeting between Owner and BKEP either with Owner or as Owner’s representative.  All expenses of such Consultant(s) shall be borne and paid by Owner and Owner shall be responsible for providing BKEP with contact information for each such Consultant.

ARTICLE 8
LIABILITY, RESPONSIBILITY AND INDEMNITY

8.1           Owner Release and Indemnity.  SUBJECT TO SECTION 8.4, OWNER SHALL RELEASE, INDEMNIFY, AND HOLD HARMLESS BKEP, ITS PARTNERS, AFFILIATES, CONTRACTORS, SUBCONTRACTORS, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, AND EMPLOYEES (THE “BKEP INDEMNITEES”) FROM AND AGAINST (I) ANY AND ALL OWNER DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT, OR OTHER LEGAL FAULT OF ANY BKEP INDEMNITEES AND (II) THIRD PARTY CLAIMS TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OWNER IN PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT.  OWNER FURTHER AGREES, AT BKEP’S REQUEST, TO HANDLE AND DEFEND, ON BEHALF OF BKEP AND IN BKEP’S NAME, ANY CLAIM OR LITIGATION FOR WHICH OWNER HAS AN OBLIGATION HEREUNDER TO INDEMNIFY AND HOLD HARMLESS BKEP.  THIS SECTION SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT.

8.2           BKEP Release and Indemnity.  SUBJECT TO SECTION 8.4, BKEP SHALL RELEASE, INDEMNIFY, AND HOLD HARMLESS OWNER, ITS PARTNERS, AFFILIATES, CONTRACTORS, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, AND EMPLOYEES (THE “OWNER INDEMNITEES”) FROM AND AGAINST (I) ANY AND ALL BKEP DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT, OR OTHER LEGAL FAULT OF ANY OWNER INDEMNITEES AND (II) THIRD PARTY CLAIMS TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BKEP IN PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT.  BKEP FURTHER AGREES, AT OWNER’S REQUEST, TO HANDLE AND DEFEND, ON BEHALF OF OWNER AND IN OWNER’S NAME, ANY CLAIM OR LITIGATION FOR WHICH BKEP HAS AN OBLIGATION HEREUNDER TO INDEMNIFY AND HOLD HARMLESS OWNER.  THIS SECTION SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT.

8.3	Indemnification Procedure.

(a) Indemnification Notice.  Each Party entitled to indemnification pursuant to Section 8.1 or Section 8.2 (“Indemnified Party”) who determines that an event has occurred giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party (an “Indemnity Claim”), shall promptly notify the Party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Indemnity Claim; provided, however, the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) Indemnification Procedure.  Any obligation to provide indemnification shall be subject to the following terms and conditions:

(i) Upon receipt of a Claim Notice, the Indemnifying Party shall, at its cost and expense and upon notice to the Indemnified Party within thirty (30) days of its receipt of such Claim Notice (or any shorter time period as the circumstances may warrant), assume and control the defense, compromise, settlement and investigation of such Indemnity Claim, including the management of any proceeding relating thereto, and shall employ and engage counsel reasonably acceptable to the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one of a monetary nature) or if the Indemnified Party has been advised by counsel that there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, which, in either case, would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel, other than local counsel, for all Indemnified Parties, taken together).

(ii) The Indemnified Party may, at its own cost and expense, participate in the defense of such Indemnity Claim and agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession, under its control or to which it may have access as may be reasonably required by the Indemnifying Party.  The Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense of any such Indemnity Claim.  If the Indemnifying Party fails to so assume the defense and investigation of any such Indemnity Claim, (x) the Indemnified Party shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of, and at the cost and expense of and for the account and risk of the Indemnifying Party, (y) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts and (z) the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.

(c) Settlement of Indemnity Claims.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Indemnity Claim or consent to the entry of any final judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all Liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim, or (ii) settle or compromise any Indemnity Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  No Indemnity Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

8.4           Joint or Concurrent Liability.  Except as otherwise provided in clause (i) of Sections 8.1 and 8.2, when any Indemnity Claim is the result of the negligence of Owner and the negligence of BKEP or the joint or concurrent willful misconduct of BKEP and Owner, each Party’s duty of indemnification will be in proportion to its allocable share of such joint Liability, as determined by a court of competent jurisdiction.

8.5           Limitation of Liability.  Except with respect to third party Indemnity Claims, each Party’s Liability for damages is limited to direct, actual damages only, and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this Agreement.  Each Party acknowledges the duty to mitigate damages hereunder.  In no event shall BKEP’s Liability for damages hereunder exceed the amount of the Fee actually received by BKEP.

ARTICLE 9
CHANGES IN CONSULTING SERVICES SCOPE

9.1           Change.  It is expressly understood and agreed that Owner may, from time to time, desire to delete, change, alter, or add to the specifications set forth in the Consulting Services.  All materials, labor, services, and activities necessary to comply with such deletion, change, alteration, or addition to the Consulting Services shall be considered to be a “Change” and shall be governed by the provisions of this Article 9.

9.2           Change Requests.  Owner may from time to time give notice (“Change Request”) to BKEP of any deletions, changes, alterations, or additions to the Consulting Services that it believes are necessary or desirable to be made.  Within twenty-one (21) days after it receives any such Change Request from Owner, BKEP shall prepare and communicate to Owner an analysis of the impact to cost, schedule, regulatory compliance and other operability modifications as a result of the proposed Change Request.  If Owner so desires, it shall request that the applicable Contracted Third Party proceed with any such Change proposed by Owner; provided, however, that Owner shall consult with BKEP with respect to any safety or regulatory compliance issues related to the proposed Change.  Any such Change shall be memorialized in a Change Agreement signed by both Parties, and by appropriate amendments to the contracts with Contracted Third Parties, if required.

ARTICLE 10
DEFAULT AND REMEDIES

10.1          Events of Default.  Notwithstanding any other provision of this Agreement, an event of default (an “Event of Default”) shall be deemed to occur with respect to a Party when:

(a) Such Party fails to make payment when due under this Agreement; provided, however, with respect to the first three such failures to make payment by either Party, such failure shall not be deemed an Event of Default unless such Party fails to make such payment within three (3) Business Days of a written demand therefor.

(b) Other than a Default described in Section 10.1(a), such Party fails to perform any material obligation or covenant to the other Party under this Agreement, which failure is not cured to the satisfaction of the other Party (in its reasonable discretion) within thirty (30) days from the date that such Party receives written notice that corrective action is needed; provided that, if such corrective action cannot reasonably be completed within such thirty (30) day period, such Party shall have ninety (90) additional days to complete such cure so long as such Party commences such cure within the initial thirty (30)-day period and diligently prosecutes same to completion.

(c) Such Party breaches any material representation or material warranty made in this Agreement by such Party, or any warranty or representation in this Agreement proves to have been incorrect or misleading in any material respect when made; provided, however, that if such breach is curable, it is only an Event of Default if such breach is not cured to the reasonable satisfaction of the other Party within thirty (30) days from the date that such Party receives written notice that corrective action is needed; provided that, if such corrective action cannot reasonably be completed within such thirty (30) day period, such Party shall have ninety (90) additional days to complete such cure so long as such Party commences such cure within the initial thirty (30)-day period and diligently prosecutes same to completion.

(d) An assignment in violation of the provisions of Article 17.

10.2          Remedies.  Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to third parties, be entitled to do one or more of the following: (a) suspend its performance under this Agreement without prior notice to the Defaulting Party, (b) proceed against the Defaulting Party for damages occasioned by the Defaulting Party’s failure to perform (subject to the limitations set forth in Section 8.5), and (c) terminate this Agreement.

ARTICLE 11
TERMINATION AND RESIGNATION

11.1          Termination by Owner.  Owner may terminate this Agreement without any further action other than the delivery of written notice to BKEP.  In such case BKEP shall cooperate with Owner for the purpose of either winding down, as promptly as practicable, the Consulting Services and Construction Services (if Owner has elected to cease construction of the Assets & Equipment), or transferring as promptly as practicable the Consulting Services to a third party (if Owner has elected to terminate BKEP’s services but continue construction of the Assets & Equipment).  Such termination shall become effective on the date mutually agreed to by the Parties, or in the absence of mutual agreement, then on a date stipulated at the sole discretion of Owner but not later than 7:00 a.m. CT on the first day of the calendar month following the expiration of thirty (30) days after BKEP’s receipt of Owner’s notice of termination.

11.2          Termination by BKEP.  BKEP may terminate this Agreement without any further action other than the delivery of written notice to Owner.  In such case BKEP shall cooperate with Owner for the purpose of either winding down, as promptly as practicable, the Consulting Services and Construction Services (if Owner elects to cease construction of the Assets & Equipment), or transferring as promptly as practicable the Consulting Services to a third party (if Owner has elected to continue construction of the Assets & Equipment).  Such termination shall become effective on the date mutually agreed upon by the Parties, or in the absence of mutual agreement, then on a date stipulated at the sole discretion of Owner but not later than 7:00 a.m. CT on the first day of the calendar month following the expiration of sixty (60) days after Owner’s receipt of BKEP’s notice of termination.

11.3          Effect of Termination.  Upon the termination of this Agreement by Owner, Owner shall have no obligation to make further payments to BKEP attributable to any period following the effective date of such termination and BKEP shall relinquish and assign to Owner (to the extent assignable and permitted under Applicable Law) all of BKEP’s rights, title and interest, if any, to the Assets & Equipment and the Construction Services.  Upon termination of this Agreement by BKEP, Owner shall pay to BKEP any portion of the Fee not previously paid to BKEP.  Additionally, in the event of any termination, Owner may, on reasonable prior notice, take control of all documents and records (other than any documents required to remain with BKEP under Applicable Law, if any) relating to the Construction Services and the Consulting Services; provided that, it shall afford BKEP access to or copies of such documents for a period of one year from the date of termination.

ARTICLE 12
INSPECTION

Owner shall have the rights, at its own risk and expense, to inspect any and all work related to the Consulting Services at the Midland Site, including materials, fabricated parts, or assemblies during manufacturing, and equipment; provided that, (i) BKEP shall receive reasonable prior written notice of the desired inspection, (ii) the inspection shall be conducted by Owner or a mutually acceptable representative of Owner, (iii) the inspecting party shall agree to be bound by all the rules and regulations of BKEP generally applicable to visitors of the Midland Site, including all safety protocols, and (iv) the inspection shall occur during normal working hours and not unreasonably interfere with the business or operations of BKEP or the Consulting Services or Construction Services.

ARTICLE 13
ACCEPTANCE

13.1          Testing and Commissioning of Assets & Equipment.  BKEP will notify Owner in writing when, in BKEP’s reasonable judgment, the Assets & Equipment are sufficiently complete to commence testing and commissioning procedures in anticipation of achieving commercial operations and to detect Defects.  At such time BKEP, with Owner having at least ten (10) Business Days’ prior notice of the opportunity to witness all such procedures, shall hire an independent industry-qualified engineer to perform the several testing and commissioning procedures identified in Exhibit E (as well as such other tests and commissioning procedures as may be mutually agreed upon by the Parties).  The Parties will cooperate during such procedures in order to ensure safe, efficient, and reliable operations.

13.2          Correction of Defects.  If, following the procedures provided in Section 13.1, it is discovered that there is a Defect in the Assets & Equipment, the Party discovering the Defect shall notify the other Party in writing to that effect.  BKEP shall advise and consult with Owner regarding corrective measures and shall monitor the activities of the Contracted Third Parties in correcting any such Defect in order to bring the Assets & Equipment into compliance with Exhibit A, the BKEP Standards and all Applicable Laws.  The Contracted Third Parties, and not BKEP, shall be responsible for correcting all Defects, at either Owner’s or such Contracted Third Parties’ expense, and BKEP shall have no obligation to repair or replace or pay for any repair or replacement of such items under this Agreement.

ARTICLE 14
REPRESENTATIONS AND WARRANTIES

  Each Party represents and warrants to the other Party as of the date hereof that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.

(b) It has the corporate, governmental or other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.

    (c) The execution, delivery and performance of this Agreement do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

    (d) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing).

    (e) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

    (f) It is not relying upon any representations of the other Party, other than those expressly set forth in this Agreement.

    (g) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.

    (h) It has made its investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary, and not in reliance upon any view expressed by the other Party.

    (i) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.

    (j) Neither it nor any of its Affiliates has negotiated with any finder, broker or other intermediary in connection with this Agreement or the transactions hereunder.

    (k) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

ARTICLE 15
INSURANCE

The provisions of Exhibit F regarding insurance requirements shall be applicable to this Agreement.

ARTICLE 16
NOTICES

All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by facsimile, electronic mail or overnight courier.  A notice shall be deemed to have been received when transmitted (if confirmed by the notifying Party’s transmission report), or on the following Business Day if received after 5:00 p.m. CT, at the respective Party’s address set forth below and to the attention of the person or department indicated.  A Party may change its address, facsimile number or electronic mail address by giving written notice in accordance with this Article 16, which notice is effective upon receipt.

If to BKEP Pipeline, L.L.C.:

BKEP Pipeline, L.L.C.
2575 Kelley Pointe Parkway, Suite 100
Edmond, Oklahoma 73013
Attn: Vice President, Business Development
Fax: 405-231-4701

With a copy to:

Blueknight Energy Partners, L.P.
Two Warren Place
6120 S. Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
Attn:  Chief Financial Officer
Fax:  918-237-4001

If to Vitol Midstream LLC:

Vitol Midstream LLC
1100 Louisiana St.
Suite 5500
Houston, Texas 77002
Attn:  President
Fax:  713-230-1111

Each of the Parties hereto agrees that: (i) any notice transmitted by electronic transmission shall be treated in all manner and respects as an original written document, and (ii) any such notice shall be considered to have the same binding and legal effect as a notice sent by other approved means.  Each of the Parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent document is at issue and hereby forever waives such defense.  For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE 17
ASSIGNMENT

17.1          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors and permitted assigns.

17.2          No Assignment.  Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

17.3          Exception for Certain Events.  Either Party may transfer all, but not less than all, of its interest in this Agreement if (i) such assignment or transfer is associated with the consolidation, amalgamation, merger or sale of a Party or substantially all of the assets of such Party, as the case may be, (ii) the transferee or assignee (x) assumes in writing all of the obligations of the assignor or transferor and (y) the successor entity resulting from any such consolidation, amalgamation, or merger or the Person that otherwise acquires all or substantially all of the assets of such Party, as the case may be, is at least as creditworthy as the assignor or transferor or has an “issuer credit” rating of at least BBB by Standard and Poors Rating Services and Bbb by Moody’s Investor Services, and (z) in the case of a transfer by BKEP, the successor entity has the experience and ability to provide the Consulting Services in accordance with Good Industry Practices and the BKEP Standards.  In addition, Owner may transfer this Agreement to any Person who succeeds to Owner’s interest in the Midland Site.

17.4          Null and Void.  Any attempted assignment in violation of this Article 17 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

ARTICLE 18
GOVERNING LAW AND JURISDICTION

18.1          Choice of Law.  This Agreement shall be governed by, construed and enforced under the laws of the State of Texas without giving effect to its conflicts of laws principles.

18.2          Jurisdiction.  Each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of any federal court of competent jurisdiction situated in Harris County, Texas, or, if any federal court declines to exercise or does not have jurisdiction, in any Texas state court in Harris County (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated below.  Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

18.3          Waiver.  Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.

ARTICLE 19
MISCELLANEOUS

19.1          Severability.  If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

19.2          Entire Agreement.  The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties.  This Agreement shall not be modified or changed except by written instrument executed by a duly authorized representative of each Party and, in the case of BKEP, any amendment or waiver by BKEP must be approved by the Conflicts Committee of Blueknight Energy Partners G.P., L.L.C.

19.3          No Representations.  No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

19.4          Time of the Essence.  Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

19.5          No Third Party Beneficiary.  Other than as set forth in Article 8, nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any Person other than the Parties and their successors and permitted assigns.

19.6          Public Announcements.  Except as required by Applicable Law, without the prior written approval of the other Party, neither Party will issue, or permit any of its directors, officers, employees, Affiliates, agents, attorneys, accountants, lenders, advisors or other representatives to issue, any press release or any public statement or announcement with respect to this Agreement or the Transactions.

19.7          Expenses.  Each Party shall be solely responsible for its own costs, including all legal fees and other costs in connection with this Agreement, except as otherwise set forth in this Agreement.

19.8          Survival.  All confidentiality, payment and indemnification obligations, governing law, notices, retention of records, rights upon termination and miscellaneous provisions specified herein shall survive the expiration or termination of this Agreement.

19.9          No Partnership.  This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties.  It is understood that each Party shall have complete charge of its own employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make either Party, or any employee or agent of such Party, an agent or employee of the other Party.

19.10        Further Assurances.  Each Party shall execute, acknowledge, and deliver to the other such further documents and take such other action, as may be necessary in order to carry out the purpose of this Agreement.

19.11        Counterparts.  This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative, effective as of the Effective Date.

BKEP Pipeline, L.L.C.

By:	/s/ Alex G. Stallings
Alex G. Stallings

Title:	Chief Financial Officer and Secretary

Date:	August 17, 2011

Vitol Midstream LLC

By:	/s/ Mike Loya
Mike Loya

Title:	President

Date:	August 17, 2011

Signature Page To Construction Agreement

EXHIBIT A
ASSETS & EQUIPMENT

1.0	CRUDE TANKAGE

1.1
Three (3) 250,000 bbl, two (2) 100,000 bbl, one (1) 50,000bbl and two (2) 1,000 BBL tanks, as specified by Owner for terminal storage of crude oil and associated equipment, including, but not limited to, foundations, valves, gauges and mixers.

1.2	Civil construction will commence in order to develop property to construct Owner’s storage tanks and associated equipment.

1.3	All new tank lines will be routed to the Owner’s newly constructed manifold area.

1.4	The tank lines and all valves and fittings will be 150# ANSI.

1.5	Crude oil will be the product transported by this system.

1.6	Flow diagrams for the work are included.

2.0	CIVIL CONSTRUCTION

2.1	The Midland Site will be cleared, graded and leveled, as needed, to make it drain properly and ready for use for tank foundations, manifolds and associated equipment.

2.2	Containment for the tanks will be constructed to meet applicable permit requirements.

2.3	The tank foundations will be made up of suitable dirt fill from the site and/or sand.

2.4	A roadway access within the Midland Site will be added as part of this civil construction.

2.5	Civil design drawings for this work and a geo-tech report included for reference.

3.0	TANKS AND TANK LINES

3.1
The tanks will be constructed after their foundations are prepared.  The tanks will have external floating roofs, cathodic protection, interior and exterior coating, mixers and a foam fire protection system.

Exhibit A

3.3	Each tank line will tie into the newly constructed manifold. This connection will allow receipt and delivery options as well as complete access to existing station piping.

3.4	The foam fire protection system will provide fire protection access to all tanks.

4.0           ELECTRICAL CONSTRUCTION

4.1	All electrical and motor control equipment needed to operate the facility will be installed. The Midland Site will have a dedicated electricity meter.

4.2	A new SCADA system will be installed to monitor the Assets and Equipment.

5.0           CONNECTING PIPELINE

5.1	A connecting 12 inch pipeline will be construction from the Midland Site to the other various Midland terminals.

5.2	Measurement systems on the connecting pipeline will be installed to be compatible with the other Midland terminals.

6.0           TRUCK UNLOAD

6.1	Equipment necessary for four (4) sweet and two (2) sour unloading spots.

6.2	Associated piping to connect to the two (2) 1,000 barrel tanks.

6.3	Measurement system (LACT Unit) to measure and piping from 1,000 barrel tanks into other storage tanks.

7.0           Meter and Measurement Equipment

7.1	One meter and associated equipment will be installed for tank to tank transfers.

7.2	One meter and associated equipment will be installed at the Midland Site connecting to the 12 inch pipeline.

8.0           CODES AND STANDARDS

All engineering, design, fabrication and testing shall conform to, but not be limited to, the latest edition of the following codes, standards and specifications, plus all codes and standards referenced therein, and other requirements which are part of this specification and in effect at the time of tender:

• Uniform Building Code (UBC)
• Local Building Codes
• National Fire Prevention Association (NFPA) 11, 30, and 70.
• Occupational Safety and Health Administration (OSHA).
• Department of Environmental Quality
• API Standards for piping, fittings, and valves
• API Manual of Petroleum Measurement for all metering
• API RP 500 Classification of Locations for Electrical Installations
• BKEP Engineering Guidelines and Standards

Exhibit A

9.0           PERMITS

9.1	A permit may be required for hydro testing of the tanks.

9.2	A Hydro test water discharge permit may be required to discharge the water from the tanks and pipelines because of the large quantity needed.

10.0           SCHEDULE

An initial summary schedule, which may be modified by agreement of the Parties, is attached hereto for reference.

Exhibit A

EXHIBIT B
PROJECT COST ESTIMATE

Tank Farm	$20,242,000
Pipeline, ROW, Connections	$8,893,200
Truck Station	$1,771,720
Engineering & Project Management	$1,204,400
Water	$460,000
Building	$311,500
Land	$182,000
Development Fee	$600,000
Contingency	$2,836,997
Total	$36,501,817

Exhibit B

EXHIBIT C
FORM OF CHANGE AGREEMENT

PROJECT:	MIDLAND CRUDE OIL TANK PROJECT

SUBJECT:
REFERENCE:

DESCRIPTION OF CHANGE:

ESTIMATED SCOPE OF IMPACT:

ESTIMATED COST IMPACT:

ESTIMATED SCHEDULE IMPACT:

Released by:		(BKEP Project Manager)		Dated:

Comments:

Action Required:	Approved	Stop	Work:	Disapproved:	Other

Signature:		(Owner Project Manager)		Dated:

Exhibit C

EXHIBIT D
CONSULTING SERVICES

Consulting Services shall include the following:

1.	Estimate all Project costs.

2.
Develop in consultation with Owner, and amend and modify as may be mutually agreed upon, a construction calendar identifying key milestones for the Construction Services in order to complete the construction and commissioning of the tanks on or before July 1, 2012, including an anticipated funding schedule for the Project Cost Estimate.

3.	Facilitate site planning and obtaining all necessary easements and pipeline connections.

4.	Assist in obtaining or causing to be obtained any necessary development plats.

5.	Obtain or cause to be obtained all Regulatory Approvals (including those necessary to operate the tanks).

6.	Obtain or cause to be obtained all Regulatory Approvals (including those necessary to operate the tanks).

7.	On-site monitoring of the compliance with contractual obligations by all Contracted Third-Parties.

8.	Administer monitoring of all Regulatory Approvals and periodic updating thereof.

9.	Compile and maintain records pertaining to the Construction Services in accordance with Section 3.2 of this Agreement.

10.	(A)	Review, approve and submit to Owner for payment all invoices (“Project Invoices”) with regard to the Construction Services.

(B)	Work with Owner on and obtain Owner approval of any changes to the Project Cost Estimate attached to this Agreement as Exhibit B.

(C)	Provide Owner with Monthly progress reports in accordance with Section 6.1 of this Agreement, including a monthly budget review report for the Construction Services showing the following:

•	Cost to date
•	Estimated cost to complete
•	Total estimated cost
•	Budget
•	Variance
•	Monthly commentary of the current status of the project, specifically highlighting areas of concern that have the potential to result in impact to the Project relative to cost and/or schedule.

11.	Meet with Owner and its lender and/or authorized designees on a monthly basis, or as otherwise requested.

12.	Perform any other duties and responsibilities in connection with the monitoring of the Construction Services as may be reasonably requested by Owner from time to time.

Exhibit D

EXHIBIT D-1
REGULATORY APPROVALS

Material Regulatory Approvals required as of the Effective Date are as follows:

1.	Construction permit issued by the Air Quality Division of the Texas Commission on Environmental Quality, which will be converted to an operating permit upon completion of the facilities.

2.	Hydrotest water discharge permit, if necessary, issued and administered by Texas Commission on Environmental Quality.

Exhibit D-1

EXHIBIT E
TANK TESTING AND COMMISSIONING PROCEDURE

1.
During construction of the tanks all mechanical aspects of the tanks as well as welding will be inspected and made to meet API 650 codes, the Project scope of work, and in accordance with BKEP Engineering Guideline and Standards (EGS).

2.	Following completion of construction of the tanks, a visual inspection will be performed to ensure that the construction is complete and to the satisfaction of Owner.

3.	Following completion of the internal coating, an inspection will be performed to ensure that the floor is completely coated for protection.

4.	Each tank will then be bolted up completely and sealed off from the outside.

5.	Each tank will next undergo a hydrostatic test where it will be filled with water and monitored for leaks. During this test the seal around the floating roof will also be monitored for performance.

6.	During the hydrostatic test a survey of settlement for the tank foundation will be performed.

7.	When each tank is empty of test water it will be opened up and a visual inspection of the inside of the tank will be performed to insure that nothing has moved during the hydrostatic test.

8.	After the hydrostatic test each tank will be strapped to determine the actual volume of such tank.

9.	When all components meet the approval of the inspector, BKEP, and Owner, the tank will be tied in to the existing station manifold system piping.

10.
After each tank and tank lines are tied into the existing station piping the tank will be filled with oil and commissioned.  During this process the fill velocity will remain below the recommended velocity until the oil level is above the top of the inlet nozzle opening.

11.	During this commissioning process the tanks and all the instrumentation will be monitored to ensure proper operation of the tanks and related appurtenances.

Exhibit E

EXHIBIT F
REQUIRED INSURANCE

Both Parties shall maintain in full force and effect throughout the Term, at the sole cost and expense of each Party, the insurance described below, with coverages and limits at levels commensurate with Good Industry Practices for performing work, activities, operations and services similar to those described in this Agreement, but at levels not less than the minimums indicated.  All required coverage shall be placed with insurance companies with A.M. Best ratings of A-, VIII or higher.

1.	Required Insurance. Each Party shall provide the following insurance coverage:

(A)
Worker’s Compensation Insurance.  Worker’s compensation coverage at statutory limits and employers liability coverage in the minimum amount of One Million Dollars ($1,000,000) per occurrence, one million dollars ($1,000,000) disease each employee, and one million dollars ($1,000,000) disease policy limit and in the aggregate.  Each Party shall grant to the other Party a waiver of subrogation and waiver of rights of recovery on the Workers Compensation and Employers Liability insurance policies required hereunder.

(B)
Commercial General Liability Insurance.  Commercial general liability coverage (or other liability coverage for the operations described herein), including contractual coverage, in the minimum amount of One Million Dollars ($1,000,000) per occurrence and in the annual aggregate; including bodily injury, death, property damage, independent contractors, products/completed operations, contractual liability, and personal injury liability.

(C)
Commercial/Automobile Insurance.  Auto liability coverage in the amount of One Million Dollars ($1,000,000) per accident, including, to the extent applicable, covered owned, hired, rented, and non-owned automotive equipment.

(D)
Excess Umbrella Liability Insurance.  Excess liability coverage in excess of the terms and limits of insurance specified in paragraphs 1(A), (B), and (C) above with a combined limit of $10,000,000 per occurrence and aggregate.

(E)
Sudden and Accidental Pollution Liability Insurance.  Sudden and accident pollution liability coverage with a combined single limit of $10,000,000 per occurrence and policy aggregated.  Such insurance may be provided by a combination of primary and excess policies.

2.
Notices.  All policies shall provide that the insurance company will endeavor to notify the other Party not less than ten (10) days prior to the termination of any policy for non-payment of premium and not less than thirty (30) days prior to the termination of any policy for any other reason.

Exhibit F

3.
Additional Insured.  To the extent of each Party’s indemnification obligations under this Agreement, such Party shall cause its insurers to name the other Party as an additional insured on its General Liability and Excess Liability insurance policies.

4.
Property/Business Interruption.  BKEP will not be obligated to obtain property or business interruption insurance to cover asset damage or business loss of the Owner.  During the period of construction, Owner shall carry or shall require its contractors or subcontractors to carry All Risk Builders Risk Insurance at full replacement cost with customary sub limits and aggregated sub limits to apply.  All such property policies, whether provided by Owner or its contractors or subcontractors, shall contain a waiver of subrogation and waiver of rights of recovery against BKEP.

5.
Certificates of Insurance.  Each Party shall cause its insurance carriers to furnish the other Party with insurance certificates, in a standard form and from a properly authorized party reasonably satisfactory to the other Party, evidencing the existence of the coverages and endorsements required.  Such certificates shall be provided as promptly after the date hereof as is commercially reasonable.  Each Party shall also provide the other Party with renewal certificates within thirty (30) days before expiration of the applicable policy.

Exhibit F

EXHIBIT G
DESCRIPTION OF MIDLAND SITE

Section 32, Block 37, T-2-S, WM Baldridge Survey, Midland County, Texas

Exhibit G